Exhibit 3.1

AMENDMENT NO. 2

TO

AMENDED AND RESTATED BY-LAWS

OF

KSW, INC.

This Amendment No. 2 to the Amended and Restated By-Laws (the "By-Laws") of KSW, Inc., a Delaware corporation (the “Company”), is adopted by the Board of Directors of the Company on January 27, 2012.

By-Law 13 is hereby deleted and replaced in its entirety to read as follows:

“(a)         Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, only persons who are nominated in accordance with the following procedures will be eligible for election as Directors of the Company.

(b)          Nominations of persons for election as Directors of the Company may be made at a meeting of stockholders (i) by or at the direction of the Board or (ii) by a stockholder (the “Nominator”) who meets the criteria, and complies with the procedures, set forth in this By-Law 13. Each Nominator may nominate one candidate for election at a meeting (the “Nominee”). At a Nominator’s request, the Company shall include in its proxy materials for the applicable meeting of stockholders the name of the Nominee and the Nominator’s Statement (as defined below). All nominations by Nominators must be made pursuant to timely notice in proper written form to the Secretary.

To be eligible to make a nomination, a Nominator must:

(i)	have beneficially owned 5% or more of the Company’s outstanding common stock (the “Required Shares”) continuously for at least one year;

(ii)	execute an undertaking that the Nominator agrees to (1) assume all liability of any violation of law or regulation arising out of the Nominator’s communications with stockholders, including the disclosure required by By-Law 13(c) and (2) to the extent it uses soliciting material other than the Company’s proxy materials, comply with all applicable laws and regulations; and

(iii)	be current in all required filings with the Securities and Exchange Commission regarding such Nominator’s ownership of the Company’s common stock.”

(c)          To be timely, a Nominator’s notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 calendar days prior to the meeting; PROVIDED, HOWEVER, that in the event that public announcement of the date of the meeting is not made at least 75 calendar days prior to the date of the meeting, notice by the Nominator to be timely must be so received not later than the close of business on the 10th calendar day following the day on which public announcement is first made of the date of the meeting. To be in proper written form, such Nominator’s notice must set forth or include (i) the name and address, as they appear on the Company's books, of the Nominator and of the beneficial owner, if any, on whose behalf the nomination is made; (ii) a representation that the Nominator meets the criteria, and the undertaking, set forth in By-Law 13(b); (iii) the class and number of shares of stock of the Company owned beneficially and of record by the Nominator and by the beneficial owner, if any, on whose behalf the nomination is made; (iv) a description of all arrangements or understandings between or among any of (A) the Nominator, (B) the beneficial owner on whose behalf the notice is given, (C) the Nominee, and (D) any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by the Nominator; (v) such other information regarding the Nominee proposed by the Nominator as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the Nominee been nominated, or intended to be nominated, by the Board; and (vi) the signed consent of the Nominee to serve as a director of the Company if so elected. The Nominator shall have the option to furnish a statement, not to exceed 500 words, in support of the Nominee’s candidacy (the “Nominator’s Statement”) at the same time it provides such notice to the Secretary. At the request of the Board, any person nominated by the Board for election as a Director must furnish to the Secretary that information required to be set forth in a stockholder's notice of nomination which pertains to the nominee. The presiding officer of the meeting for election of Directors will, if the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed by this By-Law 13, and if he or she should so determine, he or she will so declare to the meeting and the defective nomination will be disregarded. Notwithstanding the foregoing provisions of this By-Law 13, a Nominator must also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder with respect to the matters set forth in this By-Law 13.”